EXHIBIT 10.19

March 20, 2003

NEWPORT CORPORATION

1791 Deere Avenue

Irvine, California 92606

Re:	Sixth Modification to Note Agreement

Ladies and Gentlemen:

Reference is made to the Note Agreement, dated as of May 2, 1996, by and between NEWPORT CORPORATION, a Nevada corporation (the “Company”), and THE PRUDENTIAL INSURANCE CORPORATION OF AMERICA (“Prudential”) (as the same may have been or may be from time to time amended, modified, supplemented or restated, the “Agreement”). Initially capitalized terms not defined herein shall have the meanings given to such terms in the Agreement.

Pursuant to the request of the Company and paragraph 11C of the Agreement, Prudential agrees with the Company to (a) provide a limited waiver, and (b) amend the Agreement, each subject to the terms and conditions set forth herein, as follows:

1.        Limited Waiver.    Prudential waives, effective as of December 31, 2002, the Event of Default resulting from the Company’s non-compliance with the financial covenant set forth in paragraph 6A(2) (Fixed Charge Coverage Ratio) of the Agreement for the four consecutive fiscal quarter period ended December 31, 2002.

2.        Amendments.

(a)       Paragraph 6A(2) (Fixed Charge Coverage Ratio) of the Agreement is eliminated in its entirety.

(b)       Paragraph 7A is amended to insert the word “or” immediately after the semicolon at the end of clause (xiv) thereof, and to add a new clause (xv), as follows:

 “(xv)  if the Control Agreement, dated as of March 20, 2003, by and among the Company, Prudential and Bank of America, N.A. shall have been terminated without the written consent of Prudential;”

3.        Representations and Warranties.    The Company hereby represents and warrants as follows (both before and after giving effect to the effectiveness of this letter agreement): (i) no Default or Event of Default has occurred and is continuing (or would result from the transactions contemplated by this letter agreement) other than the Event of Default as set forth hereinabove; (ii) the Company’s execution, delivery and performance of the Control Agreement (as defined below) and the Note Agreement, as modified by this letter agreement, have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable; (iii) each of the Control Agreement and the Note Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (iv) each of the representations and warranties set forth in paragraph 8 of the Note Agreement is true, correct and complete as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete as of such other date).

4.        Conditions to Effectiveness.    The legal effectiveness of this letter agreement is subject to the satisfaction of all of the following conditions precedent:

(i)      receipt by Prudential of a counterpart of this letter agreement, duly executed and delivered by the Company;

(ii)     deposit by the Company of cash in an amount equal to or greater than $3,500,000 in the Company’s account number 1459310998 (“Account”) maintained by the Company at Bank of America, N.A.;

(iii)    receipt by Prudential of an account control agreement in form and substance reasonably satisfactory to Prudential, duly executed and delivered by the Company and Bank of America, N.A. in favor of Prudential (the “Control Agreement”), (a) granting Prudential a security interest in the Account, all property from time to time in the Account and proceeds of the foregoing and (b) providing “control” by Prudential over the Account and thereby causing such security interest to be duly perfected and of first priority;

(iv)    each of the representations and warranties contained in paragraph 3 of this amendment letter shall be true and correct;

(v)     receipt by Prudential from the Company of $5,000 in payment of a fully-earned modification fee; and

(vi)    reimbursement of Prudential’s costs and expenses (including, without limitation, its reasonable attorneys’ fees and expenses) incurred in connection with this letter agreement and the transactions contemplated hereby.

5.        No Waiver.    The amendment and waiver set forth in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent or waiver of any other terms or conditions of the Agreement or any other document related to the Agreement or any other credit arrangement between Prudential or any of its affiliates and the Company or any of its respective affiliates, or (b) a consent to any future amendment, consent or waiver. Except as expressly set forth in this letter agreement, the Agreement and all related documents shall continue in full force and effect and shall not be impaired or otherwise affected by the execution of this letter agreement.

6.        Counterpart.    This letter agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

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If you are in agreement with the foregoing, please execute the enclosed counterpart of this letter agreement the space indicated below and return it to Prudential at: c/o Prudential Capital Group, Four Embarcadero, Suite 2700, San Francisco, California 94111, Attention: James F. Evert, Esq., whereupon, subject to satisfaction of the conditions set forth in paragraph 4 above, this letter agreement will become a binding agreement between the Company and Prudential.

Sincerely,

THE PRUDENTIAL INSURANCE COMPANY  OF AMERICA

By: /s/    Joseph Y. Alouf

Printed Name: Joseph Y. Alouf

Title: Vice President

NEWPORT CORPORATION

By: /s/    William R. Abbott

Printed Name: William R. Abbott

Title: Vice President of Finance and Treasurer